Exhibit 10.1

EXTRA SPACE STORAGE INC.

EXECUTIVE CHANGE IN CONTROL PLAN

AND

SUMMARY PLAN DESCRIPTION

Effective August 25, 2010

EXTRA SPACE STORAGE INC.

EXECUTIVE CHANGE IN CONTROL PLAN

AND

SUMMARY PLAN DESCRIPTION

Extra Space Storage Inc.’s Executive Change in Control Plan (the “Plan”) provides severance benefits to employees of Extra Space Storage Inc., Extra Space Storage L.P., and Extra Space Management Inc. (collectively the “Company”) in the event of termination of employment.  The Plan is effective August 25, 2010 (the “Effective Date”).

This Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  This Plan is governed by ERISA and, to the extent applicable, the laws of the State of Utah, without reference to the conflict of law provisions thereof.

This document constitutes the official plan document and the required summary plan description under ERISA.

I.              ELIGIBILITY

Only executive officers of the Company are eligible to participate in the Plan.

If eligible to participate in the Plan, then you will become entitled to benefits under Sections II and IV of the Plan if within twelve months following a Change in Control:  (1) you are permanently laid off or terminated without Cause from employment with the Company; or (2) you terminate your employment for Good Reason.

You will not be eligible for benefits under Sections II and IV of the Plan if the Plan Administrator determines that your employment with the Company was terminated by reason of:  (i) resignation for other than Good Reason, (ii) death, (iii) disability, or (iv) discharge for Cause.

You will be eligible for benefits under Section VII of the Plan only if you are employed with the Company on the date of a Change in Control.

II.            SEVERANCE BENEFITS

If you become entitled to benefits under this Section II of the Plan, then subject to your execution of an effective release of claims against the Company, as provided in Section V below, you will receive the following severance benefits (the “Severance Benefits”), payable as provide in Section III:

•      Lump sum cash payment equal to two times the sum of (A) your Annual Salary and (B)  the Bonus Amount; and

•      Lump sum cash payment equal to the sum of (A) the cost of continuing health benefits (including any medical, vision or dental benefits), under the Company’s group health plans pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) or similar state law (“COBRA”) for a period of twenty-four months, based on the COBRA cost at the time of termination, plus (B) an amount equal to the taxes payable by you on the amount determined under (A), so that on an after tax basis, you will receive the amount equal to the COBRA premiums for a period of twenty-four months after your termination of employment based on the COBRA rate in effect at the time of termination.

III.           TIME OF PAYMENT OF SEVERANCE BENEFITS

Your Severance Benefits will be paid on the sixtieth day after your Release has become irrevocable and enforceable.  Notwithstanding anything contained in this Plan to the contrary, to the maximum extent permitted by applicable law, the Severance Benefits shall be paid in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals).  However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Code, then no Severance Benefits shall be payable pursuant to this Plan unless your termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h).  Additionally, if you are deemed at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your Severance Benefits shall not be paid prior to the earlier of (A) the expiration of the six-month period measured from the date of your “separation from service” or (B) the date of your death.  Upon the earlier of such dates, all payments deferred pursuant to this Section III shall be paid in a lump sum.  The determination of whether you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of your separation from service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).

IV.           ADDITIONAL BENEFITS

If you are entitled to Severance Benefits under Section II, you will also be eligible for outplacement services for a period of six months and full vesting in all outstanding unvested equity-based awards (including stock options and restricted stock) and such unvested equity-based awards shall become immediately exercisable and unrestricted and shall otherwise remain outstanding in accordance with their terms.

V.            RELEASE OF CLAIMS

You will not receive the Severance Benefits or Additional Benefits under Sections II and IV of the Plan, unless and until you execute and deliver to the Company, following your termination, a general release (the “Release”) of any and all claims relating to your employment with the Company and the termination of your employment with the Company and the Release becomes irrevocable and enforceable.  The Release must be satisfactory to the Company in form and substance, and you must deliver the executed Release to the Company not later than 50 days following your termination.  No Release is required in order to receive the bonus under Section VII of the Plan.

VI.           INTEGRATION WITH OTHER PAYMENTS

Severance Benefits under the Plan are not intended to duplicate such benefits as workers’ compensation wage replacement benefits, disability benefits, pay-in-lieu-of-notice, severance pay, or similar benefits under other benefit plans, severance programs, employment contracts, or applicable laws, such as the WARN Act.  Should such other benefits be payable, your Severance Benefits under this Plan will be reduced accordingly or, alternatively, benefits previously paid under this Plan will be treated as having been paid to satisfy such other benefit obligations.  In either case, the Plan Administrator, in its sole discretion, will determine how to apply this provision and may override other provisions in this Plan in doing so.

VII.         BONUS

If you are eligible for benefits under Section II, on the first day of the month following a Change in Control you will receive an amount in a lump sum equal to the pro rata annual bonus you would have received during the year of the Change in Control based on the number of days in the year elapsed through the date of the Change in Control calculated as provided in Company’s annual incentive bonus plan.

VIII.        COVENANT AGAINST COMPETITION; OTHER COVENANTS

A.            By participating in the Plan and accepting benefits of the Plan you acknowledge that (i) the principal business of the Company (which expressly includes for purposes of this Section VIII (and any related enforcement provisions hereof), its successors and assigns) is the development, acquisition, operation, management or investment in self-storage facilities (such businesses, and any and all other businesses that during the term of your employment become material with respect to the Company’s then-overall business, herein being collectively referred to as the “Business”); (ii) the Company is one of the limited number of entities which have developed such a business; (iii) the Company’s Business is, in part, national in scope; (iv) your work for the Company has given and will continue to give you access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section VIII are essential to the business and goodwill of the Company; and (vi) you would not have been eligible to participate in the Plan but for the covenants and agreements set forth in this Section VIII.  Accordingly, you covenant and agree that:

B.            By and in consideration of the benefits to be provided by the Company under this Plan and further in consideration of your exposure to the proprietary information of the Company, you covenant and agree that during your employment with the Company, you shall not engage in the Restricted Activities (as defined below) (i) engage in any element of the

Business (other than for the Company or its affiliates) or otherwise compete with the Company or its affiliates, (ii) render any services to any person, corporation, partnership or other entity (other than the Company or its affiliates) engaged in any element of the Business, or (iii) become interested in any such person, corporation, partnership or other entity (other than the Company or its affiliates) as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity (such activities set forth in clauses (i) through (iii) above collectively referred to as the “Restricted Activities”); provided, however, that, notwithstanding the foregoing, you may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (1) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, (2) you are not a controlling person of, or a member of a group which controls, such entity and (3) you do not, directly or indirectly, own 5% or more of any class of securities of such entity.

C.            At all times during your employment with the Company and thereafter, you shall keep secret and retain in strictest confidence, and shall not use for your benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by you directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”), and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of yours or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.

D.            During your employment with the Company and for the one year period after termination of employment, you shall not, without the Company’s prior written consent, directly or indirectly, solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee or independent contractor thereof.

E.             During your employment with the Company and except as required by law, you shall not publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the Company or any of its affiliates, or in any way adversely affecting or otherwise maligning the Business or reputation of the Company or any of its affiliates.

F.             All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by you or made available to you concerning the business of the Company or its affiliates, (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon your termination of employment, shall be immediately returned to the Company.

G.            You acknowledge and agree that any breach by him of any of the provisions of this Section VIII (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy.  Therefore, if you breach, or threaten to commit a breach of, any of the provisions of Section VIII, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against you of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

H.            You agree that in any action seeking specific performance or other equitable relief, you will not assert or contend that any of the provisions of this Section VIII are unreasonable or otherwise unenforceable.  The existence of any claim or cause of action by you shall not constitute a defense to the enforcement of the Restrictive Covenants.

I.              Both you and the Company intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in this Section VIII upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants.  If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and you that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.

IX.           TAXES

Taxes will be withheld from all benefits payable under the Plan to the extent required by applicable law.

X.            DEFINITIONS

“Annual Salary” shall mean your annual salary at the time of termination, unless such termination is for Good Reason due to a reduction in your annual salary, in which case it shall mean the annual salary as in effect immediately prior to such reduction.

“Bonus Amount” shall mean an amount equal to the greater of the bonus you received in the year preceding your termination, or the average bonuses you received in the three years prior to your termination.

“Cause” shall mean:  (1) your commission of and indictment for, or formal admission to a felony, a crime of moral turpitude, dishonest, breach of trust or unethical business conduct, or any crime involving the Company; (2) in connection with the performance of your duties to the Company, or otherwise to the material and demonstrable detriment of the Company, your engaging in willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement; (3) repeated failure to adhere to the directions of the Board of Directors of the Company, to the Company’s policies and practices or to devote substantially all of your business time and efforts to the Company; (4) willful and continued failure to substantially perform your duties properly assigned to you (other than any such failure resulting from disability) after demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes you have not substantially performed such duties; and

(5) violation of Restrictive Covenants.  Provided that the Company shall not be permitted to terminate you for Cause, except after delivering written notice to you of such events constituting Cause, with such notice being delivered at any time with respect to events under items (1), (2) or (5) above and no more than 30 days following the occurrence of any of the events set forth in items (3) or (4) above.  No Cause termination shall be effective unless you have been provided with the opportunity (with the counsel of your choice) to contest the determination at a meeting of the Board of Directors of the Company.

“Change in Control” shall have the meaning set forth in the Company’s 2004 Long Term Incentive Compensation Plan as in effect on the Effective Date.

“Good Reason” shall mean:  (i) the material reduction of your authority, duties and responsibilities, or the assignment to you of duties materially inconsistent with your position or positions with the Company; (ii) a material reduction in your Annual Salary; or (iii) the Company requests that you relocate your employment with the Company to another work site that is more than one hundred (100) miles from Salt Lake City, Utah.  Good Reason shall not be deemed to exist unless (A) you give the Company written notice of the Good Reason event no later than 30 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (B) the Company shall have 30 days from the date notice such notice is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason.

XI.           OTHER IMPORTANT INFORMATION

Plan Administration.  As the Plan Administrator, the Company has full and sole discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for participation in and for benefits under the Plan, to determine the amount of benefits (if any) payable per participant, and to any terms of this document.  The Plan shall be interpreted in accordance with its terms and their intended meanings.  However, the Plan Administrator and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole discretion, and to make any findings of fact needed in the administration of the Plan.  The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.  All determinations by the Plan Administrator will be final and conclusive upon all persons and be given the maximum possible deference allowed by law.  The Plan Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.  The Company may delegate in writing to any other person all or a portion of its authority or responsibility with respect to the Plan.  If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole discretion of the Plan Administrator.  The Plan Administrator shall amend the Plan retroactively to cure any such ambiguity.

Source of Benefits.  The Plan is unfunded, and all severance benefits will be paid from the general assets of the Company or its successor.  No contributions are required under the Plan.

Claims Procedure.  If you believe you are incorrectly denied a benefit or are entitled to a greater benefit than the benefit you received under the Plan you may submit a signed, written application to the Plan Administrator.  You will be notified in writing of the approval or denial of this claim within ninety (90) days of the date that Plan Administrator, receives the claim, unless special circumstances require an extension of time for processing the claim.  In the event an extension is necessary, you will be provided written notice prior to the end of the initial ninety (90) day period indicating the special circumstances requiring the extension and the date by which the Plan Administrator, expects to notify you of approval or denial of the claim.  In no event will an extension extend beyond ninety (90) days after the end of the initial ninety (90) day period.  If your claim is denied, the written notification will state specific reasons for the denial, make specific reference to the Plan provision(s) on which the denial is based, and provide a description of any material or information necessary for you to perfect the claim and why such material or information is necessary.  The written notification will also provide a description of the Plan’s review procedures and the applicable time limits, including a statement of your right to bring a civil suit under section 502(a) of ERISA following denial of your claim on review.

You will have sixty (60) days from receipt of the written notification of the denial of your claim to file a signed, written request for a full and fair review of the denial by a review panel which will be a named fiduciary of the Plan for purposes of such review.  This request should include the reasons you are requesting a review and may include facts supporting your request and any other relevant comments, documents, records and other information relating to your claim.  Upon request and free of charge, you will be provided with reasonable access to, and copies of, all documents, records and other information relevant to your claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying your claim.  A final, written determination of your eligibility for benefits shall be made within sixty (60) days of receipt of your request for review, unless special circumstances require an extension of time for processing the claim, in which case you will be provided written notice of the reasons for the delay within the initial sixty (60) day period and the date by which you should expect notification of approval or denial of your claim.  This review will take into account all comments, documents, records and other information submitted by you relating to your claim, whether or not submitted or considered in the initial review of your claim.  In no event will an extension extend beyond sixty (60) days after the end of the initial sixty (60) day period.  If an extension is required because you fail to submit information that is necessary to decide your claim, the period for making the benefit determination on review will be tolled from the date the notice of extension is sent to you until the date on which you respond to the request for additional information.  If your claim is denied on review, the written notification will state specific reasons for the denial, make specific reference to the Plan provision(s) on which the denial is based and state that you are entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying your claim.  The written notification will also include a statement of your right to bring an action under section 502(a) of ERISA.

If your claim is initially denied or is denied upon review, you are entitled to receive upon request, and free of charge, reasonable access to, and copies of, any document, record or other information that demonstrates that (1) your claim was denied in accordance with the terms of the Plan, and (2) the provisions of the Plan have been consistently applied to similarly situated Plan participants, if any.  In pursuing any of your rights set forth in this section, your authorized representative may act on your behalf.

If you do not receive notice within the time periods described above, whether on initial determination or review, you may initiate a lawsuit under Section 502(a) of ERISA.

Plan Amendment or Termination.  The Company reserves the right to terminate or amend the Plan at any time, in whole or in part, and in any manner, and for any reason.  Any termination or amendment of the Plan will be effective only after one year advance written notice to participants if such amendment or termination would result in a reduction of benefits that participants would have otherwise been able to receive under the pre-amended Plan.

At-Will Employment.  No provision of the Plan is intended to provide you with any right to continue as an employee with the Company or its subsidiaries, or in any other capacity, for any specific period of time, or otherwise affect the right of the Company or its subsidiaries to terminate the employment or service of any individual at any time for any reason, with or without cause.

Section 409A of the Internal Revenue Code.  This Plan is intended to provide severance benefits under ERISA.  Notwithstanding anything to the contrary contained in this Plan, to the maximum extent permitted by applicable law, Severance Benefits payable under this Plan shall be paid in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals).  For this purpose each installment payment shall be considered a separate and distinct installment payment.  However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (i) no Severance Benefits shall be payable pursuant to this Plan unless your termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h) and (ii) if you are deemed at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the Severance Benefits is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion of your Severance Benefits shall not be paid or provided prior to the earlier of (A) the expiration of the six-month period measured from the date of your separation from service or (B) the date of your death.  Upon the earlier of such dates, all payments previously deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due under this Plan shall be paid as otherwise provided herein.  The determination of whether you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his your separation from service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).

Indemnification.  The Company agrees to indemnify its officers and employees and the members of the Board of Directors of the Company from all liabilities from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law.

Applicable Law/Dispute Resolution.  By participating in the Plan you hereby waive and the Company hereby waives any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restricted Covenants). Any controversy or claim arising out of or relating to this Plan or the breach of this Plan (other than a controversy or claim arising under Section VIII, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section VIII.G) that is not resolved shall be submitted to arbitration in Salt Lake City, Utah in accordance with Utah law and the procedures of the American Arbitration Association.  The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and you and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

Severability.  If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

Headings.  Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

XII.         STATEMENT OF ERISA RIGHTS

As a participant in the Plan you are entitled to certain rights and protections under ERISA.  ERISA provides that all plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the plan administrator’s office and at other specified locations, such as work sites, all documents governing the plan.

Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan.  The administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries.  No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of plan documents and do not receive it within 30 days, you may file suit in a Federal court.  In such a case, the court may require the plan administrator to provide the materials and pay you up to $110.00 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.  If you are discriminated against for asserting your rights, you may seek assistance form the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about your plan, you should contact the plan administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADDITIONAL PLAN INFORMATION

Name of Plan:	Extra Space Storage Inc. Executive Change in Control Plan

Sponsor:	Extra Space Storage Inc.

Employer Identification Number:	20-1076777

Plan Number:	503

Plan Year:	Calendar year

Plan Administrator:	Extra Space Storage Inc. c/o Sr. Vice-President, Human Resources 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 Telephone No. (801) 562-5556

Agent for Service of Legal Process:	Plan Administrator, at the above address

Type of Plan:	Employee Welfare Benefit Plan providing for severance benefits

Plan Costs:	The cost of the Plan is paid by Extra Space Storage

Type of Administration:	Self-administration by the Plan Administrator